EXHIBIT 99.1

Contacts:
Murray H. Gross	Brett Maas
President & CEO	Hayden Communications
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(212) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2006

FINANCIAL RESULTS

Full Year 2006 Revenue Growth of 22% with Net Income of $4.2 million, $0.51 Per Share

DALLAS, TX, March 19, 2007 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter 2006, USHS reported consolidated revenues of $32.8 million, an increase of 23.1 percent as compared to $26.7 million in the three months ended December 31, 2005. Consolidated net income was $1.6 million, or $0.19 per share, for the three months ended December 31, 2006, as compared to $384,000, or $0.05 per share, for the three months ended December 31, 2005.

For the year ended December 31, 2006, consolidated revenues increased 22.4 percent to $127.8 million as compared with $104.4 million in the prior year period. Net income was $4.2 million, or $0.51 per share in 2006, as compared with a net loss of ($405,000), or ($0.05) per share, for the year ended December 31, 2005.

“I attribute our improved financial results to the dedication and leadership of our management team, and in particular our chief operating officer, Peter Bulger,” stated Murray Gross, chairman and chief executive officer. “Mr. Bulger’s leadership has been instrumental in our growth under The Home Depot programs as well as the successful implementation of the restructuring and consolidation of our deck and kitchen operations. In recognition of his outstanding contribution, I am pleased to announce today that the Board of Directors last Thursday elected Mr. Bulger as president of the Company. Mr. Bulger will continue his duties as the Company’s chief operating officer and will continue to serve as the president and chief executive officer of U.S. Remodelers, our home improvement operating subsidiary. I will continue to serve the Company as chairman of the board and chief executive officer.”

USHS is engaged in two lines of business: the home improvement business and the consumer finance business. The Company’s home improvement principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, wood and composite decks and related accessories. At December 31, 2006, the Company’s home improvement products are marketed exclusively through The Home Depot.

Home Improvement Segment: In the fourth quarter 2006 revenues in the home improvement segment increased 24 percent to $31,025,000 as compared with $25,024,000 in the fourth quarter 2005. Approximately 17 percent of the revenue increase, or $994,000, was realized in markets that were opened prior to 2006. Gross profit margin improved to 53.7 percent of revenues in the current quarter as compared to 48.3 percent of revenues in the fourth quarter of last year. Net income was $1,188,000 as compared with $498,000 in the fourth quarter last year.

For the year ended December 31, 2006, revenues increased 23.1 percent to $120,811,000 as compared with $98,122,000 in 2005. Approximately 53 percent of the revenue increase, or $12,082,000, was realized in markets that were opened prior to 2006. Gross profit in the home improvement business improved to 52.8 percent of revenues in the current year as compared to 49.1 percent of revenues last year. Net income for the year was $4,097,000 as compared with $10,000 in 2005.

“During 2006 we completed a major transformation of our home improvement business,” continued Mr. Gross. “We executed a new expansion program under our Home Depot agreement, opening new sales and installation centers in eight new markets, and expanding our deck product offering to three additional markets where we already had kitchen refacing centers. In addition, we converted seven markets, where we previously marketed our kitchen and bath products under the Century 21 Home Improvements brand or our own Facelifters brand, to serve The Home Depot customers. In the aggregate, these expansion plans involved introducing our kitchen refacing products to 783 The Home Depot stores, an increase of 146 percent more stores than we served at the beginning of the year. During 2006, our deck products were introduced into 125 additional stores, a 31 percent increase.”

“In 2006 we also completed the restructuring of our deck business, an initiative we began in May 2005,” added Mr. Gross. “The restructuring program included consolidating four deck manufacturing facilities into one, reducing operations and administrative staffing, transitioning our deck installation staff from employees to subcontractors, eliminating our fleet of special vehicles and costs incident thereto, and consolidating our deck and kitchen businesses, including sales, operations, marketing and general management functions.”

Mr. Gross continued, “We are currently working on a new program with The Home Depot to introduce a new designer under-deck system to our product line. The product is designed to cosmetically present a finished under-deck ceiling. The product also functions to capture and direct water and other materials away from the area directly below the deck. We anticipate this pilot program will begin late in the second quarter of 2007 in our Atlanta and metro-Washington, D.C. markets.”

Consumer Finance Operations: Revenues in the consumer finance segment were $1,818,000 in the fourth quarter 2006 as compared with $1,647,000 in the fourth quarter 2005. Net income for the finance segment was $413,000 in the fourth quarter 2006 as compared with a net loss of $116,000 in the fourth quarter last year.

For the year ended December 31, 2006, revenues from the finance segment were $6,949,000 as compared with $6,267,000 in 2005. Net income was $122,000 as compared with a net loss of $446,000 in 2005.

“As we announced last quarter, in November 2006 we changed our consumer finance business model from purchasing retail installment obligations, or RIOs, and holding them for investment to sourcing and servicing RIO portfolios for a third party financial institution”, said Mr. Gross. “In connection with this change we sold a substantial portion of our RIO portfolio and we entered into a sourcing and servicing agreement with the financial institution. As a result of the RIO sale, our finance segment revenues in the fourth quarter 2006 include a gain of $819,000. At the end of the year we had approximately $570,000 in RIOs which were not eligible to be sold under the terms of the related agreement. We will continue to service the remaining RIOs until they are sold or paid off. Although we believe that the transaction with the financial institution will improve the financial condition and results of operations of our consumer finance segment in the long-term, we estimate that net income for 2007 in the finance segment will range from an operating loss to marginal profitability.”

Mr. Gross concluded, “I am delighted with our progress and financial results in 2006. As we move forward into 2007, I believe that with our, and The Home Depot’s marketing efforts, we can achieve a year-over-year revenue growth rate of 20 percent. Although seasonally our revenues are lowest in the first calendar quarter, given our backlog of $19 million at the end of the fourth quarter and the strength of new sales orders, we believe our financial results in the first quarter 2007 will reflect improved operating results as compared with the first quarter of 2006.”

CONFERENCE CALL INFORMATION

Management of USHS will host a conference call to discuss its fourth quarter and year results at 4:30 p.m. EST, Monday, March 19, 2007.

Interested parties may access the call by calling 800-690-3108 from within the United States, or 973-935-8753 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through March 26, 2007, and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int’l), passcode 8533153.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until April 19, 2007 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products for The Home Depot in certain markets. The Company’s home improvement products are marketed nationally under the The Home Depot® Kitchen and Bathroom Refacing and The Home Depot Installed Decks brand. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, wood decks and related accessories. The Company manufactures its own cabinet refacing products, bathroom cabinetry and wood decks. The business of the Company’s consumer financing subsidiary is to source and service retail installment obligations.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements

FINANCIAL HIGHLIGHTS

Consolidated Condensed Statements of Operations (In thousands, except shares and per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues	$32,843	$26,671	$127,760	$104,389
Costs and expenses:
Cost of remodeling contracts	14,359	12,926	56,983	49,931
Branch operations	1,932	1,365	7,392	5,300
Sales, marketing and license fees	10,305	8,028	40,638	33,270
Interest expense on financing of loan portfolios	286	663	2,537	2,417
Provision for loan losses	—	269	744	950
General and administrative	3,283	2,822	12,250	11,713
Restructuring charges	—	—	—	1,321
Total costs and expenses	30,165	26,073	120,544	104,902
Operating income (loss)	2,678	598	7,216	(513)
Interest expense	116	141	531	508
Other income (expense)	88	136	332	313
Income (loss) from continuing operations before income taxes	2,650	593	7,017	(708)
Income tax expense (benefit)	1,049	212	2,798	(272)
Income (loss) from continuing operations	1,601	381	4,219	(436)
Net gain on discontinued operations	—	3	—	31
Net income (loss)	$1,601	$384	$4,219	$(405)
Net income (loss) per common share – basic:
Continuing operations	$0.20	$0.05	$0.52	$(0.05)
Discontinued operations	—	—	—	—
Net income (loss)	$0.20	$0.05	$0.52	$(0.05)
Net income (loss) per common share – diluted:
Continuing operations	$0.19	$0.05	$0.51	$(0.05)
Discontinued operations	—	—	—	—
Net income (loss)	$0.19	$0.05	$0.51	$(0.05)
Number of weighted-average shares of common stock outstanding – basic	8,197,504	7,967,528	8,114,598	7,936,715
Number of weighted-average shares of common stock outstanding – diluted	8,350,533	8,098,826	8,295,233	7,936,715

Segment Information:
Revenues:
Home Improvement	$31,025	$25,024	$120,811	$98,122
Consumer Finance	1,818	1,647	6,949	6,267
Total	32,843	26,671	127,760	104,389
Income (loss) from continuing operations:
Home Improvement	1,188	498	4,097	10
Consumer Finance	413	(116)	122	(446)
Total	1,601	384	4,219	(436)

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	December 31,
	2006	2005
Assets
Cash and cash equivalents	$10,561,972	$4,417,381
Restricted cash	—	1,824,012
Accounts receivable – trade, net	4,714,808	3,824,982
Accounts receivable – other	430,877	85,325
Income tax receivable	104,381	717,571
Commission advances	899,780	505,796
Inventories	4,258,866	3,306,947
Prepaid expenses	858,522	1,123,005
Deferred income taxes	971,251	830,890
Finance receivables held for investment, net	263,665	43,451,423
Property, plant, and equipment, net	5,796,318	6,044,291
Goodwill	7,357,284	7,357,284
Participation investment	2,191,285	—
Other assets	524,078	868,602

Total assets	$38,933,087	$74,357,509

Liabilities and Stockholders’ Equity
Accounts payable	$2,583,328	$2,858,185
Customer deposits	74,625	1,240,190
Accrued wages, commissions, and bonuses	1,574,310	1,005,720
Federal and state taxes payable	2,786,034	397,873
Other accrued liabilities	1,377,904	1,130,186
Deferred income taxes	563,864	1,240,634
Deferred revenues	6,640	—
Long-term debt	3,079,593	45,099,290
Capital lease obligations	—	336,017

Total liabilities	12,046,298	53,308,095

Stockholders’ equity:
Common stock—$0.001 par value, 30,000,000 shares authorized, 8,210,160 and 7,976,286 shares issued and outstanding at December 31, 2006 and 2005, respectively	8,210	7,976
Additional capital	19,016,937	17,674,170
Note receivable for stock issued	—	(274,950)
Retained earnings	7,861,642	3,642,218

Total stockholders’ equity	26,886,789	21,049,414

Total liabilities and stockholders’ equity	$38,933,087	$74,357,509

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